As of December 31 2012, the following persons or entities now own more than 25% of a Funds' voting security.

Person/Entity

DIAMOND HILL LONG-SHORT FUND
WELLS FARGO BANK 			 36.31%

DIAMOND HILL FINANCIAL LONG-SHORT FUND
MERRILL LYNCH PIERCE FENNER & SMITH INC  29.28%

DIAMOND HILL RESEARCH OPPORTUNITY FUND
CHARLES SCHWAB                   	 40.02%
DIAMOND HILL CAPITAL MANAGEMENT INC      37.14%




As of December 31, 2012, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

DIAMOND HILL SMALL-MID CAP FUND
CHARLES SCHWAB                   	 22.36%

DIAMOND HILL STRATEGIC INCOME FUND
CHARLES SCHWAB                   	 23.79%